Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made this 30th day of May 2007 by and between Cost Plus, Inc., a California corporation (the “Company”) and Barry Feld (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated October 24, 2005 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive agree as follows.

1. Involuntary Termination. Section 3(a) of the Employment Agreement shall be amended and restated by deleting the following sentence therefrom:

“To the extent required by Code Section 409A, the payments described in Sections (i) through (iii) above shall be paid no earlier than six (6) months and one (1) day following the date of Mr. Feld’s termination.”

2. Termination in the Event of Disability. The last paragraph of Section 3(b) of the Employment Agreement shall be amended and restated as follows:

“Notwithstanding any contrary provision of this Agreement, Mr. Feld shall continue to receive the payments and benefits described in Section 2 of this Agreement or otherwise payable in connection with his employment with Cost Plus during the term of any Disability Period (as defined in Section 7(c)). The payments described in Sections (i) through (iv) above shall be in addition to any benefits available to Mr. Feld under disability or other insurance provided by Cost Plus.”

3. Termination in the Event of Death. The last paragraph of Section 3(c) of the Employment Agreement shall be amended and restated by deleting the following sentence therefrom:

“To the extent required by Code Section 409A, the payments described in Sections (i) through (iii) above shall be paid no earlier than six (6) months and one (1) day following the date of Mr. Feld’s termination.”

4. Involuntary Termination. Section 7(b) of the Employment Agreement shall be amended and restated as follows:

“(b) Involuntary Termination. “Involuntary Termination” shall mean:

(i) termination by Cost Plus of Mr. Feld’s employment with Cost Plus for any reason other than Cause;

(ii) a material reduction in Mr. Feld’s Base Compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii) a material reduction in Mr. Feld’s duties, responsibilities, or authority; or

(iv) any material breach by Cost Plus of any material provision of this Agreement that continues uncured for thirty (30) days following notice thereof;

provided, however, none of the foregoing shall constitute Involuntary Termination to the extent Mr. Feld has voluntarily agreed thereto. Any purported Involuntary Termination pursuant to Section 7(c)(ii) through 7(c)(iv) will not be effective until Mr. Feld has delivered to the Company, within sixty (60) days of the initial existence of the Involuntary Termination condition, a written explanation which describes the basis for Mr. Feld’s belief that Mr. Feld should be permitted to terminate his employment and have it treated as an Involuntary Termination and the Company has been given thirty (30) days following delivery of such notice to cure any curable violation.

5. Disability. Section 7(c) of the Employment Agreement shall be amended and restated as follows:

“(c) Disability. “Disability” shall mean that:

(i) Mr. Feld is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(ii) Mr. Feld is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for at least three (3) months under Cost Plus’s accident and health plan; or

(iii) Mr. Feld is determined to be totally disabled by the Social Security Administration.

The period of time during which Mr. Feld is unable to perform his duties prior to termination of his employment under this provision shall be the “Disability Period”. Any question as to the existence of Mr. Feld’s Disability shall be determined by an independent physician acceptable to Cost Plus and Mr. Feld. If the parties cannot agree on such physician, the determination shall be made by a consensus of three physicians of recognized standing selected, one selected by Cost Plus in good faith, the second selected by Mr. Feld in good faith and the third selected by the other two physicians in good faith.”

6. Section 409A. The following paragraphs shall be added as Section 22 of the Employment Agreement:

“22. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Mr. Feld is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination, and the severance payable to Mr. Feld, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the fifteenth day of the third month of the Company’s fiscal year following Mr. Feld’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Mr. Feld’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment and benefit is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Mr. Feld’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Mr. Feld’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Mr. Feld agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Mr. Feld under Section 409A.

(c) For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Mr. Feld’s annualized compensation based upon the annual rate of pay paid to Mr. Feld during the Company’s taxable year preceding the Company’s taxable year of Mr. Feld’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Mr. Feld’s employment is terminated.”

7. Agreement. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

8. Entire Agreement. This Amendment, taken together with the Employment Agreement (to the extent not expressly amended hereby), represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the employment of Executive by the Company. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date and year first set forth above.

COST PLUS, INC.		EXECUTIVE

By:	/s/ Joan Fujii	/s/ Barry Feld
	Joan Fujii	Barry J. Feld
EVP, Human Resources